Exhibit 4.7

Execution Version

WARRANT TO PURCHASE SERIES C PREFERRED STOCK

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

Issuer:	Zymergen Inc.

Warrant Shares Issuable:	2,650,000 shares of Series C Preferred Stock (as may be adjusted from time to time in accordance with Section 4).

Warrant No.:	PSC-1

Issue Date:	December 19, 2019

FOR VALUE RECEIVED, ZYMERGEN INC., a Delaware corporation (the “Company”), hereby certifies that for good and valuable consideration, Perceptive Credit Holdings II, LP, a Delaware limited partnership (the “Initial Holder” and, together with its successors and permitted transferees and assigns, a “Holder”) is entitled to purchase, at the per share Exercise Price (defined below), up to two million six hundred and fifty thousand (2,650,000) fully paid and nonassessable Warrant Shares (defined below), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1.

This Warrant has been issued as a condition precedent to the making of loans under and pursuant to of the Credit Agreement and Guaranty, dated as of December 19, 2019 (as amended or otherwise modified from time to time, the “Credit Agreement”), among the Company, certain Subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto, and Perceptive Credit Holdings II, LP, acting in its capacity as the administrative agent for the lenders.

Section 1.       Definitions. Capitalized terms used in this Warrant but not defined herein have the meanings ascribed thereto in the Credit Agreement as in effect on the date hereof. The following terms when used herein have the following meanings:

“Aggregate Exercise Price” means, with respect to any exercise of this Warrant for Warrant Shares, an amount equal to the product of (i) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3, multiplied by (ii) the Exercise Price.

“Assignment” means, in connection with any assignment or transfer of this Warrant, in whole or in part, pursuant to Section 6 hereof, a notice and request for such assignment or transfer duly completed and executed pursuant to such Section 6.

“Bloomberg” has the meaning set forth within the definition of “VWAP”.

“Cashless Exercise” has the meaning set forth in Section 3(b)(iii).

“Common Shares” means the shares of common stock of the Company, par value $0.001 per share.

“Common Shares Deemed Outstanding” means, at any given time, the sum of (i) the number of Common Shares actually outstanding at such time, plus (ii) the number of Common Shares issuable upon exercise of Options actually outstanding at such time, plus (iii) the number of Common Shares issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether the Options or Convertible Securities are actually exercisable at such time; provided that Common Shares Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any or its wholly owned subsidiaries.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any Equity Interests that, directly or indirectly, are convertible into or exchangeable for Common Shares.

“Credit Agreement” has the meaning set forth in the preamble.

“Determination Date” has the meaning set forth in the definition of “VWAP”.

“Exercise Certificate” has the meaning set forth in Section 3(a)(i).

“Exercise Date” means, for any given exercise of this Warrant, whether in whole or in part, a Business Day on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, including, without limitation, the receipt by the Company of the Exercise Certificate.

“Exercise Period” means the period from (and including) the Issue Date to (and including) 5:00 p.m., New York City time, on the Expiration Date.

“Exercise Price” means $5.6612 per Warrant Share (as may be adjusted from time to time in accordance with Section 4).

“Expiration Date” means December 19, 2029.

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“Fair Market Value” means, if the Warrant Shares are traded on a Trading Market, (i) the VWAP of such Warrant Shares for such day or (ii) if there have been no sales of such Warrant Shares on any Trading Market on any such day, the average of the highest bid and lowest asked prices for such Warrant Shares on all applicable Trading Markets at the end of such day; provided that if at any time any particular Warrant Shares are not listed, quoted or otherwise available for trading on any Trading Market (so that no Trading Date shall have occurred), the “Fair Market Value” of such Warrant Shares shall be the fair market value per share of such Warrant Shares as determined by the Board of the Company acting reasonably and in good faith; provided further, that, in the event the Holder, in the exercise of its reasonable good faith judgment, disagrees with such determination, “Fair Market Value” shall be determined pursuant to Section 9(a).

“First Refusal and Co-Sale Agreement” means that certain Amended and Restated First Refusal and Co-Sale Agreement, dated November 30, 2018, among the Company, certain holders of the Company’s Common Shares and certain holders of the preferred shares, as amended or subsequently modified.

“Holder” has the meaning set forth in the preamble.

“Independent Advisor” has the meaning set forth in Section 9(a).

“Initial Holder” has the meaning set forth in the preamble

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated November 30, 2018, among the Company, certain holders of the Company’s Common Shares and certain holders of the preferred shares, as amended or subsequently modified.

“Issue Date” means the date designated as such on the first page of this Warrant immediately following the legend.

“Joinder Agreement” means an agreement in substantially the form of Exhibit C, pursuant to which the Holder shall become a party to the First Refusal and Co-Sale Agreement and the Investors’ Rights Agreement.

“Marketable Securities” means equity securities meeting each of the following requirements: (i) the issuer thereof is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) such equity securities are traded on a Trading Market; and (iii) if delivered (or to be delivered) as payment or compensation to a Holder in connection with an automatic Cashless Exercise pursuant to Section 3(c), following the closing of the related Sale of the Company the Holder would not be restricted from publicly re-selling all of such equity securities delivered to it, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, or (y) does not extend beyond six (6) months from the closing of such Sale of the Company to the extent such restrictions may be lifted at such time under the applicable federal or state securities laws, rules or regulations.

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“Nasdaq” means The Nasdaq Stock Market, Inc.

“NYSE” means the New York Stock Exchange.

“Options” means any warrants, options or similar rights to subscribe for or purchase Common Shares or Convertible Securities.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Public Offering” means the offer of securities to the public pursuant to an effective Registration Statement.

“Registration Statement” means, in connection with any Public Offering of securities, any registration statement required pursuant to the Securities Act that covers the offer and sale of any such securities, including any prospectus, amendments or supplements to such Registration Statement, including post-effective amendments and all exhibits and all materials incorporated by reference in such Registration Statement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Sale of the Company” means a transaction pursuant to which (i) (x) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder) acquires ownership, directly or indirectly, beneficially or of record, of Equity Interests of the Company having more than fifty percent (50%) of the aggregate ordinary voting power, determined on a fully diluted basis, (y) any Person or group of Persons acting jointly or otherwise in concert (other than the Holder) acquires, by Contract or otherwise, the right to appoint or elect a majority of the Board of the Company, or (z) all or substantially all of the assets or businesses of the Company and its Subsidiaries, taken as a whole, are sold, and (ii) all Obligations related to principal, interest, fees, costs and expenses in respect of the Loans outstanding under the Credit Agreement are to be paid in full in cash, whether pursuant to the terms of the transaction, pursuant to the terms of the Credit Agreement (including Section 11 thereof) or otherwise.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Share Reorganization” has the meaning set forth in Section 4(a).

“Shareholder Agreement” means any of the First Refusal and Co-Sale Agreement, the Investors Rights Agreement or the Voting Agreement.

“Trading Market” means, with respect to the Warrant Shares or any other Marketable Securities, the Nasdaq, the NYSE or the OTC Bulletin Board.

“Unrestricted Conditions” has the meaning set forth in Section 10(a)(ii).

“Voting Agreement” means that certain Amended and Restated Voting Agreement, dated November 30, 2018, among the Company, certain holders of the Company’s Common Shares and certain holders of the preferred shares, as amended or subsequently modified.

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“VWAP” means, with respect to any Warrant Shares, as of any day of determination (a “Determination Date”), the volume weighted average sale price for the period of five (5) consecutive trading days immediately preceding such Determination Date on the Trading Market for such Warrant Shares as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder and the Company (collectively, “Bloomberg”) or, if the volume weighted average sale price has not been reported for such security by Bloomberg for such five (5) day period, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the OTC Bulletin Board (or any successor) or in the “pink sheets” (or any successor) by the OTC Markets Group, Inc.; provided that if VWAP cannot be calculated for such security on such date in the manner provided above (including because the applicable security is not listed or publicly traded), the VWAP shall be the Fair Market Value as determined by the Board of the Company acting reasonably and in good; provided further, that, in the event the Holder, in the exercise of its reasonable good faith judgment, disagrees with such determination, “Fair Market Value” shall be determined pursuant to Section 9(a).

“Warrant” means this Warrant and all subsequent Warrants issued upon division, replacement, combination or transfer of, or in substitution for, this Warrant.

“Warrant Register” has the meaning set forth in Section 5.

“Warrant Share” means, initially, any of the Company’s Series C Preferred Stock purchasable upon exercise of this Warrant and includes any other Equity Interests into which the Company’s Series C Preferred Stock may be converted, exchanged or otherwise reclassified or modified pursuant to any Share Reorganization or otherwise.

Section 2.              Term of Warrant. Subject to the terms and conditions hereof, from time to time during the Exercise Period, the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein).

Section 3.              Exercise of Warrant.

(a)           Exercise Procedure. This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares, upon:

(i)          delivery to the Company at its then registered office of a duly completed and executed (x) Exercise Certificate in the form attached hereto as Exhibit A (each, an “Exercise Certificate”), which certificate will specify the number of Warrant Shares to be purchased and the Aggregate Exercise Price, (y) Adoption Agreement (as defined in the Voting Agreement) pursuant to which the Holder shall become a party to the Voting Agreement pursuant to Section 10.9 thereof (to the extent the Voting Agreement remains in effect), and (z) Joinder Agreement (to the extent such Shareholder Agreements remain in effect); and

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(ii)         simultaneously with the delivery of the Exercise Certificate, payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)          Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Certificate, by any of the following methods:

(i)          by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii)         by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or

(iii)        any combination of the foregoing (to the extent any payment of the Aggregate Exercise Price is made by way of withholding a number of Warrant Shares pursuant to clause (ii) above or this clause (iii), such method of payment is herein referred to as “Cashless Exercise”).

To the extent permitted by applicable Law, for purposes of Rule 144, it is acknowledged and agreed that (i) the Warrant Shares issuable upon any exercise of this Warrant in any Cashless Exercise transaction shall be deemed to have been acquired on the Issue Date, and (ii) the holding period for any Warrant Shares issuable upon the exercise of this Warrant in any Cashless Exercise transaction shall be deemed to have commenced on the Issue Date; provided that the Company makes no representation or warranty regarding the commencement of the holding period of any Warrant Share.

(c)          Automatic Cashless Exercise. To the extent this Warrant has not been exercised in full by the Holder prior to the date of any of the following events or circumstances, any portion of this Warrant that remains unexercised on such date shall be deemed to have been exercised automatically pursuant to a Cashless Exercise, in whole (and not in part), on the Business Day immediately preceding the earlier of (i) the occurrence of the Expiration Date and (ii) the consummation of a Sale of the Company in which the consideration to be received by the Company or is shareholders consists solely of cash, Marketable Securities or a combination thereof; provided that, unless the Holder otherwise notifies the Company in writing, the automatic Cashless Exercise contemplated by this Section 3(c) shall not occur in the event that, as of the Business Day immediately preceding any event described in the preceding clauses (i) or (ii) above the per share Fair Market Value of a Warrant Share is less than the Exercise Price per Warrant Share.

(d)          Delivery of Stock Certificates. With respect to any exercise of this Warrant by the Holder, upon receipt by the Company of an Exercise Certificate and delivery of the Aggregate Exercise Price, the Company shall, within three (3) Business Days, deliver in accordance with the terms hereof to or upon the order of the Holder that number of Warrant Shares for the portion of this Warrant so exercised on such date, together with cash in lieu of any fraction of a share, as provided in Section 3(e). If such Warrant Shares are issued in certificated form, the Company shall deliver a certificate or certificates, to the extent possible, representing

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the number of Warrant Shares as the Holder shall request in the Exercise Certificate. If such Warrant Shares are issued in uncertificated form, the Company shall deliver upon request a confirmation evidencing the registration of such shares. Unless otherwise provided herein, upon any exercise hereof this Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(e)          Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. As to any fraction of a Warrant Share that the Holder would otherwise be entitled upon such exercise, including pursuant to a Cashless Exercise, the Company shall pay to such Holder an amount in cash (by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(f)          Surrender of this Warrant; Delivery of New Warrant.

(i)          The Holder shall not be required to physically surrender this Warrant to the Company until this Warrant has been exercised in full by the Holder, in which case, the Holder shall, at the written request of the Company, surrender this Warrant to the Company for cancellation within three (3) Business Days after the date the final Exercise Certificate is delivered to the Company and the Warrant Shares issuable in connection with such Exercise Certificate have been issued and delivered by the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares issuable hereunder by an amount equal to the applicable number of Warrant Shares that have been issued hereunder as a result of previous exercises and withheld in connection with Cashless Exercises. Pursuant to Section 5 hereof the Company shall maintain the Warrant Register which will, among other things, record the number of Warrant Shares issued and purchased, the date of such issuances and purchases and the number of Warrant Shares withheld in connection with Cashless Exercises. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 3(f), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be fewer than the amount stated on the face hereof.

(ii)         Notwithstanding the foregoing, to the extent that there are unexpired and unexercised Warrant Shares remaining under the Warrant, the Holder may request that the Company (and the Company shall), at the time of issuance of any Warrant Shares in accordance with Section 3(d) and the surrender of this Warrant, deliver to the Holder a new Warrant evidencing the rights of the Holder to subscribe for the unexpired, unexercised and not withheld (in connection with Cashless Exercises) Warrant Shares called for by this Warrant. Unless otherwise agreed upon by the Holder such new Warrant shall in all other respects be identical to this Warrant.

(g)          Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, warrants, covenants and agrees as follows:

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(i)          This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized.

(ii)         All Warrant Shares issuable upon the exercise of this Warrant (or any substitute or replacement Warrant) shall be, upon issuance, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any shareholder of the Company and free and clear of all liens and charges.

(iii)        The Company shall take all such actions as may be necessary to (x) comply with Section 3(g)(ii) above and Section 3(i) below and (y) ensure that all such Warrant Shares are issued without violation by the Company of its Organic Documents which it is subject or any applicable Law or any requirements of any foreign or domestic securities exchange upon which Warrant Shares may be listed at the time of such exercise.

(iv)        The Company shall pay all expenses in connection with, and all governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares issuable upon exercise of their Warrant.

(v)         The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the capacity and corporate power and authority to enter into, deliver and perform this Warrant.

(vi)        The Company has taken all action required to be taken to authorize the execution, delivery and performance of this Warrant.

(vii)       This Warrant has been duly executed by the Company.

(viii)      The obligations of the Company under this Warrant are legal, valid and binding obligations, enforceable against the Company in accordance with the terms hereof.

(ix)         As of the Issue Date, the Company has complied with all obligations set forth in Section 3(i), below.

(h)          Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of all or any portion of this Warrant is to be made in connection with a Sale of the Company or other possible liquidity transaction, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(i)          Reservation of Warrant Shares. The Company shall at all times during the Exercise Period reserve and keep available out of its authorized but unissued shares of Series C Preferred Stock or (if applicable) other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions within its power as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant.

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(j)          Rule 144 Compliance. At all times following the consummation of a Public Offering by the Company of its Common Stock, and with a view to making available to the Holder the benefits of Rule 144, Rule 144A and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration or pursuant to a Registration Statement, the Company shall:

(i)          use reasonable commercial efforts to make and keep adequate public information available, as required by clause (c) of Rule 144;

(ii)         use reasonable commercial efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)        furnish, or otherwise make available to the Holder so long as the Holder owns Warrant Shares, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of Warrant Shares without registration.

(k)          Ownership Cap. After the consummation of any Public Offering by the Company of its Common Stock, the Initial Holder shall not have the right to exercise this Warrant to the extent that, after giving effect to such exercise, the Initial Holder (together with its Affiliates) would beneficially own in excess of 9.99% of the Common Shares of the Company immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by the Initial Holder and its Affiliates shall include the number of Warrant Shares issuable upon exercise of this Warrant with respect to which the determination of such aggregate number is being made, but shall exclude Warrant Shares (if any) that do not have ordinary voting rights or that would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Initial Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other Equity Interests of the Company beneficially owned by the Initial Holder and its Affiliates (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitations contained herein. Except as set forth in the preceding sentence, for purposes of this Section 3(k) beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Warrant, in determining the number of outstanding Common Shares, the Initial Holder of this Warrant may rely on the number of such outstanding shares as reflected in the most recent of (i) the Company’s Form 10-K, Form 10-Q or other public filing with the SEC, as the case may be, if available, (ii) a more recent public announcement by the Company, or (iii) any other written notice or statement by the Company or its transfer agent setting forth the number of outstanding Common Shares. In addition, upon the written request of the Initial Holder, the Company shall, within three (3) Business Days, confirm to the Initial Holder the number of the Company’s outstanding Common Shares. Furthermore, upon the written request of the Company, the Initial Holder shall promptly confirm to the Company its then current beneficial ownership with respect to the Company’s Common Shares.

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Section 4.            Adjustment to Number of Warrant Shares, Exercise Price, etc. The number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4.

(a)          Adjustment to Number and Type of Warrant Shares Upon Reorganizations, Reclassifications, etc. In the event of any changes in the outstanding Common Shares of the Company by reason of redemptions, recapitalizations, reclassifications, combinations, conversions or exchanges of shares, splits or reverse splits, separations, reorganizations, liquidations, substitutions, replacements or the like (any of the foregoing or combination thereof being a “Share Reorganization”), the number and class of Warrant Shares available upon exercise of this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted, to the extent necessary, to give the Holder of this Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had this Warrant been exercised prior to any such event and had the Holder continued to hold such Warrant Shares until after the event requiring adjustment; provided that no such adjustments shall be made to the extent the terms of the Warrant Shares and related Organic Documents provide the Holder with the same protections as contemplated pursuant to this clause (a). For purposes of clarity, such an event shall include any automatic conversion of the outstanding or issuable Equity Interests of the Company of the same class or series as the Warrant Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation (as may be amended from time to time), and, to the extent not exercised prior to such automatic conversion, the Warrant Shares shall be deemed so converted.

(b)          Adjustment to Number of Warrant Shares Upon Dividends, Distributions, etc. If the Company declares or pays a dividend or distribution on its outstanding Warrant Shares or any other Equity Interests into which Warrant Shares are convertible or exchangeable, whether payable in cash, Equity Interests or other property, the Holder shall be entitled to receive, at the time such dividend or distribution is paid, without additional cost to the Holder, the total number and kind of cash, Equity Interests or other property which the Holder would have received had the Holder owned the Warrant Shares of record as of the date such dividend or distribution was paid.

(c)          Certificate as to Adjustment.

(i)          As promptly as reasonably practicable following any change or adjustment of the type described above in this Section 4, but in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of a Responsible Officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)         As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than three (3) Business Days thereafter, the Company shall furnish to the Holder a certificate of a Responsible Officer certifying the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

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(d)          Notices. In the event that, at any time during the Exercise Period the Company shall take a record of the holders of its outstanding shares (or other Equity Interests at the time issuable upon exercise of this Warrant) for the purpose of:

(i)          entitling or enabling such holders to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other security;

(ii)         (x) any capital reorganization of the Company, any reclassification of any outstanding securities, any consolidation or merger of the Company with or into another Person, any Public Offering of the Company’s Equity Interests, or (y) a Sale of the Company;

(iii)        the voluntary or involuntary dissolution, liquidation or winding-up bankruptcy or similar event involving the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution or other right or action, and a description of such dividend, distribution or other right or action, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of its shares (or such other Equity Interests at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares (or such other Equity Interests), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

Section 5.             Warrant Register. The Company shall keep and properly maintain at its principal executive offices a register (the “Warrant Register”) for the registration of this Warrant and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

Section 6.             Transfer of Warrant. Subject to Section 10 hereof, this Warrant and all rights hereunder are assignable and transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned, and this Warrant shall promptly be cancelled.

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Section 7.          The Holder Not Deemed a Shareholder; Limitations on Liability. Except as otherwise specifically provided herein (including in Section 4(c) above and Sections 9(c) and 11 below), (i) prior to the Exercise Date, the Holder shall not be entitled to receive dividends, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to receive dividends or subscription rights, and (ii) prior to the registration of the Holder in the share register of the Company with respect to the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise) or receive notice of meetings. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to all shareholders of the Company generally, contemporaneously with the giving thereof to such shareholders.

Section 8.             Replacement on Loss; Division and Combination.

(a)         Replacement of Warrant on Loss. Subject to any further requirements in relation to the cancellation of this Warrant pursuant to applicable Law, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as this Warrant so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)         Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by each applicable Holder or its agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as this Warrant or Warrants so surrendered in accordance with such notice.

Section 9.             Disputes; No Impairment, etc. The parties hereto agree as follows:

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(a)         Disputes. In the event of any dispute which arises between the Holder and the Company (including the Board of the Company) with respect to the calculation or determination of Fair Market Value, VWAP, the adjusted Exercise Price, the number of Warrant Shares, other Equity Interests, cash or other property issuable upon exercise of this Warrant, the amount or type of consideration due to the Holder in connection with any event, transaction or other matter described in Section 4 above or any other matter involving this Warrant or the Warrant Shares that is not resolved by the parties after good faith discussions and efforts to reach resolution, upon the request of the Holder the disputed issue(s) shall be submitted to a firm of independent investment bankers or public accountants of recognized national standing, which (i) shall be chosen by the Company and be reasonably satisfactory to the Holder and (ii) shall be completely independent of the Company (an “Independent Advisor”), for determination, and such determination by the Independent Advisor shall be binding upon the Company and the Holder with respect to this Warrant, any Equity Interests or other amounts or property issued in connection herewith or the matter in dispute, as the case may be, absent manifest error. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(b)         Equitable Equivalent. In case any event shall occur as to which the provisions of Section 9(a) above are not strictly applicable but the failure to make any adjustment would not, in the reasonable, good faith opinion of the Holder, fairly protect the rights and benefits of the Holder represented by this Warrant in accordance with the essential intent and principles of Section 9(a), then, in any such case, at the request of the Holder, the Company shall submit the matter and issues raised by the Holder to an Independent Advisor, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 9(a), to the extent necessary to preserve, without dilution, the rights and benefits represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein, if any. Costs and expenses of the Independent Advisor shall be shared 50/50 by the Company and the Holder.

(c)          No Avoidance. The Company shall not, by way of amendment of any of its Certificate of Incorporation or Bylaws (in each case, as may be amended and/or amended and restated from time to time) or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action or transaction, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment as if the Holder was a shareholder of the Company entitled to the benefit of fiduciary duties afforded to shareholders under Delaware law. Notwithstanding the foregoing, nothing shall prohibit the Company from amending its Certificate of Incorporation or Bylaws with the requisite consent of its Board of Directors and stockholders, as applicable, and the Company shall not have been deemed to have impaired Holder’s rights hereunder, if it amends its Certificate of Incorporation or Bylaws, if the holders of the Company’s capital stock consent to such amendment or waive their rights thereunder so long as such amendment or waiver does not disproportionately and adversely affect the Warrant Shares as compared to the affect of such amendment or waiver on the other Equity Interests of the same series and class of stock as the Warrant Shares (without taking into account the particular circumstances of any holder of such series and class of stock).

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Section 10.          Compliance with the Securities Act.

(a)          Agreement to Comply with the Securities Act, etc.

(i)          Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 10 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that it shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. Subject to clause (ii) below, this Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IN EACH CASE, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(ii)         Removal of Restrictive Legends. Neither this Warrant nor any certificates evidencing Warrant Shares issuable or deliverable under or in connection with this Warrant shall contain any legend restricting the transfer thereof (including the legend set forth above in clause (i)) in any of the following circumstances: (A) following any sale of this Warrant or any Warrant Shares issued or delivered to the Holder under or in connection here with pursuant to Rule 144, (B) if this Warrant or Warrant Shares are eligible for sale under clause (b)(1) of Rule 144, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) (collectively, the “Unrestricted Conditions”). If the Unrestricted Conditions are met at the time of issuance of this Warrant or Warrant Shares, as the case may be, the Warrant or Warrant Shares, as the case may be, shall be issued free of all legends.

(iii)        Replacement Warrant. The Company agrees that at such time as the Unrestricted Conditions have been satisfied it shall promptly (but in any event within five (5)

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Business Days) following written request from the Holder issue a replacement Warrant or replacement Warrant Shares, as the case may be, free of all restrictive legends.

(iv)        Sale of Unlegended Shares. The Holder agrees that the removal of the restrictive legend from this Warrant and any certificates representing securities as set forth in Section 10(a)(ii) above is predicated upon the Company’s reliance that the Holder will sell this Warrant or any such securities pursuant to either an effective Registration Statement or otherwise pursuant to the requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if such securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(b)          Representations of the Holder. In connection with the issuance of this Warrant, the Holder represents, as of the Issue Date, to the Company by acceptance of this Warrant as follows:

(i)          The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii)         The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such Laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)        The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and the business, properties, prospects and financial condition of the Company.

Section 11.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties

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at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11).

If to the Company:	Zymergen Inc. 5980 Horton Street Suite 105 Emeryville, CA 94608 Attn: Ena Singh Tel.: (415) 801-8073 Email: ena@zymergen.com with a copy to (which shall not qualify as notice to any party hereto):

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 941111
Attn: Haim Zaltzman and Brian Cuneo
Email: haim.zaltzman@lw.com and brian.cuneo@lw.com

If to the Holder:	Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attention: Sandeep Dixit
E-mail: Sandeep@perceptivelife.com

with a copy to (which shall not qualify as notice to any party hereto):

Morrison & Foerster LLP
250 West 55th Street
New York, NY 10019
Attention: Mark Wojciechowski, Esq.
Facsimile: (212) 468-7900
E-mail: mwojciechowski@mofo.com

Section 12.           Cumulative Remedies. The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at Law, in equity or otherwise.

Section 13.           Entire Agreement. This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 14.           Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the

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Company and the successors and permitted assigns of the Holder. Such successor or permitted assign of the Holder shall be deemed to be the “Holder” for all purposes hereunder.

Section 15.           No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

Section 16.           Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

Section 17.           Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 18.           Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 19.           Governing Law. This Warrant shall be governed by and construed in accordance with the internal Laws of the State of New York without effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 20.           Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based on this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York, in each case located in the city and county of New York. Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in Section 11 shall be effective service of process for any suit, action or other proceeding, and the parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 21.           Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same

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agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

Section 22.           No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Issue Date.

ZYMERGEN INC.

By:	/s/ Joshua Hoffman
Name: Joshua Hoffman
Title: Chief Executive Officer

[Signature Page to Warrant]

Accepted and agreed,

PERCEPTIVE CREDIT HOLDINGS II, LP

By:	PERCEPTIVE CREDIT OPPORTUNITIES GP,
LLC, its general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

[Signature Page to Warrant]

Exhibit A
to Warrant

FORM OF EXERCISE CERTIFICATE

(To be signed only upon exercise of Warrant)

To:	Zymergen Inc.

5980 Horton Street

Suite 105

Emeryville, CA 94608

Attention: Ena Singh

The undersigned, as holder of a right to purchase Warrant Shares (as defined in the Warrant) of Zymergen Inc., a Delaware corporation (the “Company”), pursuant to that certain Warrant of the Company, dated as of December 19, 2019 and bearing Warrant No. PSC-1 (the “Warrant”), a copy of which is attached to this Exercise Certificate, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, [ ______(___)] Warrant Shares of the Company and herewith makes payment with this Exercise Certificate of [ ________Dollars ($_______)] therefor by the following method. Unless otherwise defined, capitalized terms used herein have the meanings ascribed thereto in the Warrant.

(Check all that apply):

☐ The undersigned hereby elects to make payment of the Aggregate Exercise Price of [__________________Dollars ($______)] for [Warrant Shares] using the method described in Section 3(b)(i).

☐ The undersigned hereby elects to make payment of the Aggregate Exercise Price of [__________________Dollars ($______)] for [Warrant Shares] using the method described in Section 3(b)(ii).

☐ The undersigned hereby elects to make payment of the Aggregate Exercise Price of [_______Dollars ($______)] for [Warrant Shares] using the method described in Section 3(b)(iii).

Unless otherwise defined herein, capitalized terms have the meanings provided in the Warrant.

DATED:__________

[HOLDER]

By
Name:
Title:

Exhibit B
to Warrant

ASSIGNMENT OF WARRANT
[DATE OF ASSIGNMENT]

THE UNDERSIGNED, [NAME OF HOLDER], is the holder (in such capacity, the “Holder”) of a Warrant issued by Zymergen Inc., a Delaware corporation (the “Company”), dated as of December 19, 2019 and bearing Warrant No. PSC-1 (the “Warrant”), a copy of which is attached to this Assignment, entitling the Holder to purchase up to 2,650,000 Warrant Shares (as defined in the Warrant). Unless otherwise defined, capitalized terms used herein have the meanings ascribed thereto in the Warrant.

FOR VALUE RECEIVED, the Holder hereby sells, assigns and transfers to [NAME OF ASSIGNEE] (the “Assignee”) the right to acquire [all Warrant Shares entitled to be purchased upon exercise of the Warrant] [ of the Warrant Shares entitled to be purchased upon exercise of the Warrant]. In furtherance of the foregoing assignment, the Holder hereby irrevocably instructs the Company to (i) memorialize such assignment on the Warrant Register as required pursuant to Section 5 of the Warrant, and (ii) pursuant to Section 6 of the Warrant, execute and deliver to the Assignee [and the Holder][a new Warrant][new Warrants] reflecting the foregoing assignment ([each] a “Substitute Warrant”).

The Assignee acknowledges and agrees that its Substitute Warrant and the Warrant Shares to be issued upon exercise thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of its Substitute Warrant or any Warrant Shares to be issued upon exercise or conversion thereof except under circumstances which will not result in a violation of the Securities Act or any applicable state securities Laws. The Assignee represents and warrants for the benefit of the Company that the Assignee is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

To the extent required pursuant to Section 10(a) of the Warrant, the Assignee acknowledges and agrees that a restrictive legend shall be applied to the Assignee’s Substitute Warrant and the Warrant Shares issuable upon exercise of such certificate substantially consistent with the legend set forth in Section 10(a)(i).

IN WITNESS WHEREOF, the parties hereto agree as set forth above as of the date first written above.

[NAME OF HOLDER]

By
Name:
Title:

Accepted and agreed,

[NAME OF ASSIGNEE]

By
Name:
Title:

Exhibit C
to Warrant

JOINDER AGREEMENT

[DATE]

By execution of this agreement, the undersigned hereby agrees to become a party to, be bound by the obligations of and receive the benefits under [(a)] that certain Amended and Restated Investors’ Rights Agreement, dated November 30, 2018 (as may be amended from time to time), by and among Zymergen Inc. (the “Company”), the investors listed on Schedule A thereto and the holders of Common stock listed on Schedule B thereto[, and (b) that certain First Refusal and Co-Sale Agreement, dated November 30, 2018 (as may be amended from time to time), by and among the Company, certain holders of Common Stock of the Company listed on Schedule A thereto and the holders of Preferred Stock of the Company listed on Schedule B thereto, in each case] with the same force and effect as if the undersigned were originally a party thereto.

Executed this ___ day of________, 20__.

[NAME OF HOLDER]

By
Name:
Title: